Exhibit 107

CALCULATION OF FILING FEE TABLE

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(o)		(1)(2)		(3)		(3)
Other	Common Stock, $0.001 par value per share	Rule 457(o)		(1)(2)		(3)		(3)
Other	Common Stock, $0.001 par value per share	Rule 457(o)		(1)(2)		(3)		(3)
Total	N/A	Rule 457(o)					$12,869,040	(3)	$0.00015310	$1,970.25
			Total Offering Amounts				$12,869,040			1,970.25-
			Total Fees Previously Paid							0
			Total Fee Offsets							0
			Net Fee Due							$1,970.25

(1)	There are being registered hereunder an indeterminate number of shares of common stock, an indeterminate number of warrants to purchase common stock, and an indeterminate number of units as may be sold by the registrant from time to time, which shall collectively have an aggregate initial offering price not to exceed $12,869,040. The securities registered hereby also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares of common stock and preferred stock as may be issuable with respect to the shares registered hereunder as the result of stock splits, stock dividends or similar transactions affecting the shares.
(3)	Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act. The proposed maximum offering price per unit and the proposed maximum aggregate offering price per class of securities will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.D. of Form S-3 under the Securities Act.